Exhibit 99

Tallett Appointed to Meredith Board of Directors

DES MOINES, Iowa, May 19 /PRNewswire-FirstCall/ -- The Meredith Corporation (NYSE: MDP) Board of Directors has appointed Elizabeth E. Tallett to the Company's Board, effective with the August 2008 meeting. Tallett, 59, will stand for election as a Class I Director at the Company's Annual Shareholders Meeting in November.

Currently, Tallett is a Principal of Hunter Partners, LLC, a management company for early to mid-stage pharmaceutical, biotech and medical device companies. Her prior senior management experience includes President and Chief Executive Officer of Transcell Technologies Inc.; President of Centocor Pharmaceuticals; member of the Parke-Davis Executive Committee; and Director of Worldwide Strategic Planning for Warner-Lambert Company.

Born and educated in England, Tallett graduated from Nottingham University with dual first class honors degrees in mathematics and economics. She is a member of the Board of Directors of Principal Financial Group, Inc.; Varian, Inc.; Coventry Health Care Inc.; and IntegraMed America, Inc.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP) (http://www.meredith.com) is one of America's premier media and marketing companies. Meredith combines well-known national brands -- including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More -- with local television brands in fast growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith then uses multiple distribution platforms -- including print, television, online, mobile and video -- to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. The goals of these programs are to increase consumer loyalty and produce repeated consumer interaction. In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing. Meredith employs approximately 3,000 people throughout the United States, including approximately 1,000 in Des Moines and 750 in New York City. Meredith's 2007 annual revenues were $1.6 billion.

SOURCE Meredith Corporation 05/19/2008

CONTACT: Art Slusark of Meredith Corp, +1-515-284-3404
art.slusark@meredith.com
Web site: http://www.meredith.com
(MDP)